Ames True Temper Adjusts Guidance For Fiscal 2005

CAMP HILL, Pennsylvania, September 22, 2005 – ATT Holding Co., parent of Ames True Temper, Inc., announced today that earnings for its fiscal year ending October 1, 2005 would be lower than the guidance it provided earlier in the year. The company indicated that it expects to report full year adjusted EBITDA of $42 million to $43.5 million on net sales of $443 million to $447 million for the fiscal year ending October 1, 2005.

According to the company, the net sales and adjusted EBITDA shortfall is caused by weak demand at the end of the summer selling season and increased commodity and transportation costs.

"We are disappointed with our expected results for fiscal 2005. This has been a challenging year to overcome commodity inflation and weak demand for lawn and garden tools during August and September," said Rich Dell, CEO. "However, we are encouraged by a big win during our line reviews with a major customer that we expect to contribute annualized revenues of over $20 million beginning with the Spring selling season in 2006."

"Our cash position continues to be strong. We expect to have nearly $10 million of cash on hand at the end of fiscal 2005 with a zero balance outstanding under our revolving credit facility," commented Dell.

Ames True Temper, Inc. is a leading North American manufacturer and marketer of non-powered lawn and garden tools and accessories.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of

Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although Ames believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in its forward-looking statements. These factors, risks and uncertainties include, among others, the following:

*	The Company's liquidity and capital resources;

*	Sales levels to existing and new customers;

*	Increased concentration of its customers;

*	Seasonality and adverse weather conditions;

*	Competitive pressures and trends;

*	Changing consumer preferences;

*	New product and customer initiatives;

*	Risks relating to foreign sourcing, foreign operations and availability of raw materials;

*	The Company's ability to successfully consummate and integrate acquisitions; and

*	General economic conditions.

The Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on its results of operations and financial condition. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

CONTACT: Eric Aumen, Director, Investor Relations and Public Reporting, +1-717-730-2933, investor@amestruetemper.com, for Ames True Temper, Inc.